--------------------------
                                                              OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated average burden
                                                      hours per response......11
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (Amendment No.1)*

                          NETSCREEN TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    64117V107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/02
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      | |   Rule 13d-1(c)

      |X|   Rule 13d-1(d)


                                 Page 1 of pages 27

CUSIP No. 64117V107                                           Page 2 of 27 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA CAPITAL VII, A CALIFORNIA LIMITED PARTNERSHIP ("SC VII")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3240153
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            9,164,056
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        9,164,056
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,164,056
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64117V107                                           Page 3 of 27 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA TECHNOLOGY PARTNERS VII, A CALIFORNIA LIMITED PARTNERSHIP
      ("STP VII")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      77-0428059
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            407,848
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        407,848
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      407,848
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64117V107                                           Page 4 of 27 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA INTERNATIONAL PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP ("SIP") I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3260980
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            160,246
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        160,246
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      160,246
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64117V107                                           Page 5 of 27 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SC VII MANAGEMENT-A, LLC ("SC VII-A")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3240154
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            9,732,150  shares of which 9,164,056 shares are directly
  OWNED BY              held by SC VII,  407,848 shares are directly held by STP
    EACH                VII and  160,246  shares are  directly  held by SIP.  SC
  REPORTING             VII-A is the General Partner of SC VII, STP VII and SIP.
   PERSON               --------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        9,732,150 shares of which 9,164,056 shares are directly held by SC VII, 407,848 shares are directly held by STP VII and 160,246 shares are directly held by SIP. SC VII-A is the General Partner of SC VII, STP VII and SIP.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,732,150
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64117V107                                           Page 6 of 27 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA CAPITAL FRANCHISE FUND, L.P. ("SCFF")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3324307
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,600,379
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,600,379
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,600,379
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64117V107                                           Page 7 of 27 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA CAPITAL FRANCHISE PARTNERS, L.P. ("SCFP")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3330616
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            218,230
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        218,230
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      218,230
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64117V107                                           Page 8 of 27 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SCFF MANAGEMENT, LLC ("SCFF LLC")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3324306
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,818,609  shares of which 1,600,379 shares are directly
  OWNED BY              held by SCFF and  218,230  shares are  directly  held by
    EACH                SCFP. SCFF LLC is the General Partner of SCFF and SCFP.
  REPORTING             --------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,818,609 shares of which 1,600,379 shares are directly held by SCFF and 218,230 shares are directly held by SCFP. SCFF LLC is the General Partner of SCFF and SCFP.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,818,609
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64117V107                                           Page 9 of 27 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA CAPITAL IX, A DELAWARE LIMITED PARTNERSHIP ("SC IX")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3335835
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            359,504
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        359,504
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      359,504
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64117V107                                          Page 10 of 27 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA CAPITAL ENTREPRENEURS FUND, A DELAWARE LIMITED PARTNERSHIP
      ("SCEF")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3354706
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            55,332
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        55,332
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      55,332
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64117V107                                          Page 11 of 27 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA CAPITAL IX PRINCIPALS FUND, LLC ("SC IX PF")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      77-0529626
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            66,375
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        66,375
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      66,375
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64117V107                                          Page 12 of 27 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SC IX MANAGEMENT, LLC ("SC IX LLC")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3335849
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            481,211 shares of which 359,504 shares are directly held
  OWNED BY              by SC IX,  55,332  shares are directly  held by SCEF and
    EACH                66,375  shares are directly  held by SC IX PF. SC IX LLC
  REPORTING             is  the  General  Partner  of  SC  IX and SCEF, and  the
   PERSON               Managing Member of SC IX PF.
    WITH                --------------------------------------------------------
                 7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        481,211 shares of which 359,504 shares are directly held by SC IX, 55,332 shares are directly held by SCEF and 66,375 shares are directly held by SC IX PF. SC IX LLC is the General Partner of SC IX and SCEF, and the Managing Member of SC IX PF.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      481,211
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64117V107                                          Page 13 of 27 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA CAPITAL X, A DELAWARE LIMITED PARTNERSHIP ("SC X")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      77-0535705
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            379,203
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        379,203
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      379,203
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64117V107                                          Page 14 of 27 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA TECHNOLOGY PARTNERS X, A DELAWARE LIMITED PARTNERSHIP ("STP X") I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      77-0537311
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            56,212
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        56,212
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      56,212
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64117V107                                          Page 15 of 27 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA CAPITAL X PRINCIPALS FUND, LLC ("SC X PF")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      77-0537312
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            45,800
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        45,800
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      45,800
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64117V107                                          Page 16 of 27 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SC X MANAGEMENT, LLC ("SC X LLC")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      77-0535710
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            481,215 shares of which 379,203 shares are directly held
  OWNED BY              by SC X, 56,212  shares are  directly  held by STP X and
    EACH                45,800  shares are directly held by SC X PF. SC X LLC is
  REPORTING             the  General Partner of SC X and STP X, and the Managing
   PERSON               Member of SC X PF.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        481,215 shares of which 379,203 shares are directly held by SC X, 56,212 shares are directly held by STP X and 45,800 shares are directly held by SC X PF. SC X LLC is the General Partner of SC X and STP X, and the Managing Member of SC X PF.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      481,215
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64117V107                                          Page 17 of 27 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      MICHAEL MORITZ
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            12,513,185 (1)
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        12,513,185 (1)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      12,513,185
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      15.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64117V107                                          Page 18 of 27 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      DOUGLAS LEONE
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            12,513,185 (1)
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        12,513,185 (1)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      12,513,185
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      15.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64117V107                                          Page 19 of 27 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      MARK STEVENS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            12,513,185 (1)
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        12,513,185 (1)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      12,513,185
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      15.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64117V107                                          Page 20 of 27 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      THOMAS F STEPHENSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            9,732,150  shares of which 9,164,056 shares are directly
  OWNED BY              held by SC VII,  407,848 shares are directly held by STP
    EACH                VII and 160,246  shares are  directly  held by SIP.  Mr.
  REPORTING             Stephenson  is  a  Managing  Member  of  SC  VII-A.  Mr.
   PERSON               Stephenson  disclaims  beneficial  ownership of all such
    WITH                shares except to the extent of his individual  pecuniary
                        interest therein.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        9,732,150 shares of which 9,164,056 shares are directly held by SC VII, 407,848 shares are directly held by STP VII and 160,246 shares are directly held by SIP. Mr.
                        Stephenson is a Managing Member of SC VII-A. Mr. Stephenson disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,732,150
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64117V107                                          Page 21 of 27 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      MICHAEL GOGUEN
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,500  shares  issuable  upon the  exercise  of  options
                        exercisable within 60 days of December 31, 2002.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY             2,781,035 (2)
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               2,500  shares  issuable  upon the  exercise  of  options
    WITH                exercisable within 60 days of December 31, 2002.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                         2,781,035 (2)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,783,535
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 64117V107                                          Page 22 of 27 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      MARK KVAMME
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            962,426 (3)
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        962,426 (3)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      962,426
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

(1) Includes 9,164,056 shares directly held by SC VII, 407,848 shares directly held by STP VII, 160,246 shares directly held by SIP, 1,600,379 shares directly held by SCFF, 218,230 shares directly held by SCFP, 359,504 shares directly held by SC IX, 55,332 shares directly held by SCEF, 66,375 shares directly held by SC IX PF, 379,203 shares directly held by SC X, 56,212 shares directly held by STP X and 45,800 shares directly held by SC X PF. Messrs. Moritz, Leone and Stevens are Managing Members of SC VII-A, SCFF LLC, SC IX LLC and SC X LLC. Messrs. Moritz, Leone and Stevens disclaim beneficial ownership of all such shares except to the extent of their individual pecuniary interest therein.

(2) Includes 1,600,379 shares directly held by SCFF, 218,230 shares directly held by SCFP, 359,504 shares directly held by SC IX, 55,332 shares directly held by SCEF, 66,375 shares directly held by SC IX PF, 379,203 shares directly held by SC X, 56,212 shares directly held by STP X and 45,800 shares directly held by SC X PF. Mr. Goguen is a Managing Member of SCFF LLC, SC IX LLC and SC X LLC. Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

(3) Includes 359,504 shares directly held by SC IX, 55,332 shares directly held by SCEF, 66,375 shares directly held by SC IX PF, 379,203 shares directly held by SC X, 56,212 shares directly held by STP X and 45,800 shares directly held by SC X PF. Mr. Kvamme is a Managing Member of SC IX LLC and SC X LLC. Mr. Kvamme disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

CUSIP No. 64117V107                                          Page 23 of 27 Pages
ITEM 1.


       (a)     Name of  Issuer:  NetScreen Technologies, Inc.

       (b)     Address of Issuer's Principal Executive Offices:
                                 350 Oakmead Parkway
                                 Sunnyvale, CA 94085
ITEM 2.

       (a)     Name of Persons Filing:

                   Sequoia Capital VII, a California Limited Partnership Sequoia Technology Partners VII, a California Limited
                     Partnership
                   Sequoia International Partners, a California Limited
                     Partnership
                   SC VII Management-A, LLC
                   Sequoia Capital Franchise Fund, L.P.
                   Sequoia Capital Franchise Partners, L.P.
                   SCFF Management, LLC
                   Sequoia Capital IX, a Delaware Limited Partnership Sequoia Capital Entrepreneurs Fund, a Delaware Limited
                     Partnership
                   Sequoia Capital IX Principals Fund, LLC
                   SC IX Management, LLC
                   Sequoia Capital X, a Delaware Limited Partnership Sequoia Technology Partners X, a Delaware Limited
                     Partnership
                   Sequoia Capital X Principals Fund, LLC
                   SC X Management, LLC
                   Michael Moritz ("MM")
                   Douglas Leone  ("DL")
                   Mark Stevens  ("MS")
                   Thomas F. Stephenson  ("TFS")
                   Michael Goguen  ("MG")
                   Mark Kvamme ("MK")

                   SC VII-A is the General Partner of SC VII, STP VII and SIP. MM, DL, MS and TFS are Managing Members of SC VII-A. SCFF LLC is the General Partner of SCFF and SCFP. MM, DL, MS and MG are Managing Members of SCFF LLC. SC IX LLC is the General Partner of SC IX and SCEF, and the Managing Member of SC IX PF. MM, DL, MS, MLG and MK are Managing Members of SC IX LLC. SC X LLC is the General Partner of SC X and STP X, and the Managing Member of SC X PF. MM, DL, MS, MLG and MK are Managing Members of SC X LLC.

       (b) Address of Principal Business Office or, if none, Residence:
                                 3000 Sand Hill Road, 4-180
                                 Menlo Park, CA 94025

CUSIP No. 64117V107                                          Page 24 of 27 Pages



      (c) Citizenship:        MM, DL, MS, TFS, MG, MK: USA
                              SC VII-A, SC VII, STP VII, SIP: California
                              SCFF LLC, SCFF, SCFP, SC IX LLC, SC IX,  SCEF,
                              SC IX PF, SC X LLC, SC X, STP X, SC X PF: Delaware

      (d) Title of Class of Securities: Common

      (e) CUSIP Number: 64117V107

ITEM 3.   If this statement is filed pursuant to Rules 13d-1(b),  or 13d-2(b) or
          (c), check whether the person filing is a:


                                 NOT APPLICABLE

ITEM 4.   Ownership

                      SEE ROWS 5 THROUGH 11 OF COVER PAGES


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


                                 NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON


                                 NOT APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


                                 NOT APPLICABLE

CUSIP No. 64117V107                                          Page 25 of 27 Pages

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP


                                 NOT APPLICABLE

ITEM 10. CERTIFICATION


                                 NOT APPLICABLE

CUSIP No. 64117V107                                          Page 26 of 27 Pages



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 6, 2003

Sequoia Capital VII, a California
  Limited Partnership

Sequoia Technology Partners VII,
  a California Limited  Partnership
                                                           Sequoia Capital Franchise Fund, L.P.
Sequoia International Partners,
  a California Limited Partnership                         Sequoia Capital Franchise Partners, L.P.

By:  SC VII Management-A, LLC,                             By:  SCFF Management, LLC,
       their General Partner                                        their General Partner

By:  /s/ Michael Moritz                                    By:  /s/ Michael Moritz
     -------------------------------------------                --------------------------------------------
     Michael Moritz, Managing Member                            Michael Moritz, Managing Member


Sequoia Capital IX,                                        Sequoia Capital X,
  a Delaware Limited Partnership                             a Delaware Limited Partnership

Sequoia Capital Entrepreneurs Fund,                        Sequoia Technology Partners X,
  a Delaware Limited Partnership                             a Delaware Limited Partnership

By:  SC IX Management, LLC,                                By:  SC X Management, LLC,
     their General Partner                                      their General Partner

By:  /s/ Michael Moritz                                    By:  /s/ Michael Moritz
     -------------------------------------------                --------------------------------------------
     Michael Moritz, Managing Member                            Michael Moritz, Managing Member

Sequoia Capital IX Principals Fund, LLC                    Sequoia Capital X Principals Fund, LLC

By:  SC IX Management, LLC,                                By:  SC X Management, LLC,
     its Managing Member                                        its Mananging Member

By:  /s/ Michael Moritz                                    By:  /s/ Michael Moritz
     -------------------------------------------                --------------------------------------------
     Michael Moritz, Managing Member                            Michael Moritz, Managing Member

/s/ Michael Goguen                                         /s/ Mark Stevens
------------------------------------------------           --------------------------------------------------
Michael Goguen                                             Mark Stevens

/s/ Douglas Leone                                          /s/ Mark Kvamme
------------------------------------------------           --------------------------------------------------
Douglas M. Leone                                           Mark Kvamme

/s/ Michael Moritz                                         /s/ Thomas F. Stephenson
------------------------------------------------           --------------------------------------------------
Michael Moritz                                             Thomas F. Stephenson

CUSIP No. 64117V107                                          Page 27 of 27 Pages


                                    EXHIBIT 1

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agree that the Schedule 13G relating to shares of Netscreen Technologies, Inc. to which this Agreement as to Joint Filing of
Schedule 13G is attached as an exhibit is filed on behalf of each of them.

Date: February 6, 2003

Sequoia Capital VII, a California
   Limited Partnership

Sequoia Technology Partners VII,
   a California Limited Partnership
                                                           Sequoia Capital Franchise Fund, L.P.
Sequoia International Partners,
   a California Limited Partnership                        Sequoia Capital Franchise Partners, L.P.

By:  SC VII Management-A, LLC,                             By:  SCFF Management, LLC,
     their General Partner                                      their General Partner

By:  /s/ Michael Moritz                                    By:  /s/ Michael Moritz
     -------------------------------------------                --------------------------------------------
     Michael Moritz, Managing Member                            Michael Moritz, Managing Member


Sequoia Capital IX,                                        Sequoia Capital X,
  a Delaware Limited Partnership                              a Delaware Limited Partnership

Sequoia Capital Entrepreneurs Fund,                        Sequoia Technology Partners X,
   a Delaware Limited Partnership                             a Delaware Limited Partnership

By:  SC IX Management, LLC,                                By:  SC X Management, LLC,
     their General Partner                                      their General Partner

By:  /s/ Michael Moritz                                    By:  /s/ Michael Moritz
     -------------------------------------------                --------------------------------------------
     Michael Moritz, Managing Member                            Michael Moritz, Managing Member


Sequoia Capital IX Principals Fund, LLC                    Sequoia Capital X Principals Fund, LLC

By:  SC IX Management, LLC,                                By:  SC X Management, LLC,
     its Managing Member                                        its Mananging Member

By:  /s/ Michael Moritz                                    By:  /s/ Michael Moritz
     -------------------------------------------                --------------------------------------------
     Michael Moritz, Managing Member                            Michael Moritz, Managing Member

/s/ Michael Goguen                                         /s/ Mark Stevens
------------------------------------------------           --------------------------------------------------
Michael Goguen                                             Mark Stevens

/s/ Douglas Leone                                          /s/ Mark Kvamme
------------------------------------------------           --------------------------------------------------
Douglas M. Leone                                           Mark Kvamme

/s/ Michael Moritz                                         /s/ Thomas F. Stephenson
------------------------------------------------           --------------------------------------------------
Michael Moritz                                             Thomas F. Stephenson